Exhibit 99.1

Israel Acquisitions Corp Announces Pricing of $125 Million Initial Public Offering

NEW YORK, January 13, 2023 (GLOBE NEWSWIRE) - Israel Acquisitions Corp (the “Company”) today announced the pricing of its initial public offering of 12,500,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “ISRLU” beginning on January 13, 2023. Each unit consists of one Class A ordinary share and one redeemable warrant. Each warrant entitles the holder to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to trade on Nasdaq under the symbols “ISRL” and “ISRLW,” respectively. The offering is expected to close on January 18, 2023, subject to customary closing conditions.

Israel Acquisitions Corp is a Cayman Islands exempted company incorporated as a blank-check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus on high-growth technology companies that are domiciled in Israel, and that either carry out all or a substantial portion of their activities in Israel or have some other significant Israeli connection. The management team is led by Chairman, Izhar Shay, Chief Executive Officer, Ziv Elul, and Chief Financial Officer, Sharon Barzik Cohen.

BTIG, LLC is acting as the sole book-running manager for the offering. Exos Securities LLC and JonesTrading Institutional Services LLC are acting as co-managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to 1,875,000 additional units at the initial public offering price to cover over-allotments, if any.

The Company’s public offering is being made only by means of a prospectus. When available, copies of that prospectus may be obtained from BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at ProspectusDelivery@btig.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 12, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Info:
Alex Greystoke
alex@israelspac.com
800-508-1531